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                                                                   EXHIBIT 10.45
                      GENERAL MANUFACTURED HOUSING, INC.
                             EXECUTIVE BONUS PLAN




1.  PURPOSES OF THE PLAN

          The purposes of this Executive Bonus Plan (the "Plan") are to enable General Manufactured Housing, Inc. (the "Company") to retain the services of key employees and to provide them with increased motivation and incentive to achieve and exceed the goals of the business consistent with both short term and long term objectives.

2.  DEFINITIONS

          The following terms shall have the meanings set forth below:

          (a)  "Base Amount" means $8.5 million.

          (b) "Board of Directors" means the Board of Directors of the Company.

          (c) "Bonus Pool" means, for each fiscal year of the Company, so long as EBIT equals or exceeds the Base Amount for such fiscal year, 7% of EBIT.

          (d) "EBIT" means, for each fiscal year of the Company, the net income of the Company for such year, before (i) interest expense, (ii) taxes, (iii) amortization, (iv) amounts paid under the Company's Incentive Compensation Plan, (v) reimbursement of the Company's expenses under
Section 19 of the Stock Purchase Agreement, (vi) the Management Fee, (vii) costs incurred by the Company in remediating the Company's properties pursuant to Section 14(b) of the Stock Purchase Agreement and (viii) all compensation and benefits payable to management personnel added after the Effective Date other than at the direction of the Chief Executive Officer of the Company and other than in the ordinary course of the Company's business, all as shown on the audited financial statements of the Company; provided, that EBIT shall be determined in accordance with generally accepted accounting principles consistent with those employed by the Company in 1994 and reflected in its audited financial statements for such year.

          (e)  "Effective Date" means January 1, 1996.

          (f) "Management Agreement" means the Management Agreement dated as of December 21, 1995 by and between Strategic Investments & Holdings, Inc. and the Company.

          (g) "Management Fee" means an amount equal to the management fee paid pursuant to the terms of the Management Agreement.

          (h) "Participant" means each of the following management personnel of the Company: Samuel Scott, Gregory Scott, Drew Scott, Lannis Thomas and Wayne Roberts.

          (i) "Participant Percentage" means, for any Plan Year, the percentage of the Bonus Pool allocated to a Participant, which shall be 20% for each Participant.

          (j)  "Plan Year" means the fiscal year of the Company.

          (k) "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of October 10, 1995, among Samuel P. Scott et al. and GMH Acquisition Corp., as amended.

3.  ADMINISTRATION OF THE PLAN

          (a) The Plan shall be administered by the Board of Directors or a Compensation Committee thereof. In the event the employment of any Participant terminates, the Board of Directors or Compensation Committee shall have the right to designate a substitute Participant or Participants (having an aggregate Participant Percentage not in excess of that of the terminating Participant) or otherwise determine the disposition of the Participant Percentage of any such terminating Participant. Any decision by the Board of Directors or Compensation Committee regarding the administration, interpretation or construction of any provisions of the
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Plan shall be final, binding and conclusive.

          (b) No member of the Board of Directors or Compensation Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Board of Directors or Compensation Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

          (c)  The Plan shall become effective upon the Effective Date.

4.  INCENTIVE AWARDS

          (a) If EBIT for any Plan Year does not at least equal the Base Amount for such year, the Company shall not allocate any amounts to the Bonus Pool. Notwithstanding the foregoing or anything to the contrary contained herein, the Board of Directors may elect to make discretionary bonus payments, not paid from any Bonus Pool, in order to reward and retain such key employees as it shall deem appropriate.

          (b) If EBIT for any Plan Year equals or exceeds the Base Amount for such year, the Company shall allocate 7% of EBIT to the Bonus Pool to be allocated among the Participants.

          (c) The Bonus Pool, if any, for any Plan Year shall be calculated and paid to the Participants, in cash, within thirty (30) days after the Company's receipt of its audited financial statements for such year but not later than one hundred fifty (150) days following the end of such year; provided, however, that except as provided in paragraph (d) hereof, no portion of the Bonus Pool shall be paid to any Participant for any Plan Year if such Participant is not an employee of the Company at the end of such year.

          (d) In the event that a Participant is not an employee of the Company at the end of a Plan Year because of his death, termination for disability or retirement during such year, the portion of the Bonus Pool, if any, payable to such Participant for such Plan Year shall be prorated to the date of death, date of termination for disability or date of retirement, and the portion of the Bonus Pool attributable to the part of the Plan Year prior to such date of death, termination or retirement shall be determined and paid to such Participant or his legal representative in accordance with paragraph (c) above. In the event that a Participant is not an employee of the Company at the end of a Plan Year because such Participant has either voluntarily terminated his employment or because of the termination of such Participant for any reason other than death, disability or retirement during such year, no portion of the Bonus Pool for such year shall be payable to such Participant.

          (e) Any and all amounts payable under the Bonus Pool hereunder shall be subject to (i) applicable federal, state and local tax withholding requirements and (ii) the Company's obligations to comply with the covenants set forth in the Company's agreements with its lenders, and payment of any and all amounts payable under the Bonus Pool may be deferred in order to maintain the Company's compliance with such covenants. Such deferred amounts will be accrued until such time as they are permitted to be paid under the Company's agreements with its lenders and shall then be promptly paid with interest as set forth in the immediately following sentence. Any such deferred amounts will accrue interest at the Prime Rate, as such rate is quoted from time to time in the Wall Street Journal.

5.  MISCELLANEOUS

          (a) No right to receive any incentive compensation under the Plan shall be transferable except by will or the laws of descent and distribution. Any purported transfer contrary to this provision will be null and void and without effect.

          (b) Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part hereof, nor the designation of any employee as a Participant in the Plan shall confer upon any Participant any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.
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          (c)  By acceptance of any incentive compensation under the Plan, the recipient shall be deemed to agree (a) to execute any and all documents requested by the Company in connection with his or her participation in the Plan, including an agreement to report any amounts received under the Plan as compensation and (b) that any compensation paid hereunder will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company.

          (d) The place of administration of the Plan shall be in the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Georgia.